Exhibit 10.22
CALIX, INC.
NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNIT
DEFERRED COMPENSATION PLAN

Section 1.	Purpose and Administration.
(a)    Purpose; Equity Plan. The purpose of this Non-Employee Director Restricted Stock Unit Deferred Compensation Plan (the “Plan”) is to assist the members of the Board of Directors (the “Board”) of Calix, Inc. (the “Company”) who are not employees of the Company (“Non-Employee Directors”) in their financial planning by providing a means for the deferral of the settlement of some or all of the Awards of Restricted Stock Units granted to such Non-Employee Directors pursuant to the Company’s 2010 Equity Incentive Award Plan (as amended from time to time and, collectively with any successor plans, the “Equity Plan”). It is anticipated that the Plan will aid in attracting and retaining members of the Board and provide a tax-efficient means for Non-Employee Directors to meet the stock ownership guidelines of the Company as in effect from time to time. Notwithstanding anything herein or in the Equity Plan to the contrary, the settlement of an Award of Restricted Stock Units may not be deferred, and no Non-Employee Director may elect or determine the settlement date with respect to an Award of Restricted Stock Units except pursuant to a Deferral Election (as defined below) in accordance with the terms of this Plan. Unless a Deferral Election is made in accordance with the terms of this Plan, the settlement date with respect to any Restricted Stock Units shall be the date on which such Restricted Stock Units vest in accordance with the terms of an Award Agreement. Defined terms used in this Plan but not defined herein shall have the meanings assigned to such terms in the Equity Plan.
(b)    Administration. The Plan shall be administered by the Compensation Committee of the Board (the “Committee”).
(c)    Powers/Duties/Liabilities of the Committee. The Committee shall implement the Plan, and may adopt rules and regulations in furtherance thereof which are not inconsistent with any express provisions of the Plan or the Equity Plan. The Committee shall construe and interpret the Plan and any rules or regulations it has adopted, and make such determinations (including without limitation determinations of fact) as it determines are necessary or advisable for the administration of the Plan. The interpretations and determinations of the Committee shall be binding and conclusive. The Committee may amend the Plan in its discretion, subject to Section 5(e). No member of the Committee shall be liable for any action taken or omitted in connection with the administration of the Plan unless attributable to such member’s willful misconduct that results in a material breach of this Plan.

Section 2.	Participation.
(a)    Eligible Participants. Each Non-Employee Director shall be eligible to participate in the Plan.
(b)    Deferral Elections. Each Non-Employee Director may participate in the Plan by furnishing the Company with an election (a “Deferral Election”), signed by the Non-Employee Director, pursuant to which the Non-Employee Director elects to defer settlement of an Award of

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Restricted Stock Units. A Non-Employee Director who timely signs and returns a Deferral Election to the Company shall become a “Participant” in the Plan. A Participant’s Deferral Election with respect to an Award may not be modified or revoked after the close of business on the last day the Participant may make his or her Deferral Election as provided below, except in the event of an Unforeseeable Emergency (as defined below) and if permitted by the Committee in its sole discretion. Restricted Stock Units that are covered by a Deferral Election shall constitute “Deferred Units.” Deferral Elections shall be effective only if furnished to the Committee as follows, provided, that the Committee in its discretion may limit the timing of a Deferral Election to one or more of the following:
(1)    on or before December 31 of any calendar year (or such earlier date established in the discretion of the Committee) with respect to Awards of Restricted Stock Units granted to the Participant in the following calendar year and any subsequent calendar years as specified in the Deferral Election; provided, however, that no Deferral Election may be made under this subsection 1 with respect to any Awards of Restricted Stock Units granted to a Participant with respect to any services performed by such Participant prior to the applicable December 31;
(2)    in the case of the first year in which an employee becomes a Non-Employee Director, which first year of eligibility shall be determined in accordance with Treas. Reg. § 1.409A-2(a)(7), and with respect to Awards of Restricted Stock Units granted to such employee after the date of the Deferral Election, within 30 days after the date such employee becomes a Non-Employee Director; provided, however, that no election may be made by a Non-Employee Director pursuant to this subsection 3 if the Company determines in its sole discretion that, prior to becoming a Non-Employee Director, such Non-Employee Director was eligible to participate in any “non-qualified deferred compensation plan” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) that would be aggregated with the Plan for purposes of Section 409A of the Code; or
(3)    on or before the 30th day following the date of any Award of Restricted Stock Units, provided, however, that no Deferral Election made pursuant to this subsection 3 shall be effective with respect to any Restricted Stock Units that vest prior to the date that that is twelve months after the date of such Deferral Election, unless the vesting of such Restricted Stock Units during such twelve-month period may only occur in the event of the Participant’s death or a change in control event (as defined in Treas. Reg. § 1.409A-3(i)(5).

Section 3.	Plan Accounts.
(a)    Plan Accounts. The Company shall establish an account on the books of the Company (a “Plan Account”) for each Participant who furnishes a Deferral Election and shall credit the Participant’s Plan Account with a number of Deferred Units equal to the number of Restricted Stock Units that would have been settled in the absence of the Participant’s Deferral Election. The Committee shall also establish, to the extent necessary, separate subaccounts of a Participant’s Plan Account to reflect the Participant’s Deferral Election for different calendar years. The Committee shall debit the Plan Account of a Participant each time a distribution is made to the Participant from his Plan Account.
(b)    Distributions; Adjustments.

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(1)    Cash Distributions in respect of Dividends. With respect to each Deferred Unit in a Participant’s Plan Account on the record date (the “Record Date”) of any cash dividend or other distribution paid with respect to shares of common stock of the Company, the Company shall pay to each Participant an amount of cash or other property equal to the cash payment or other property that would have been paid to the Participant in respect of such cash dividend or other distribution under the terms of the applicable Award Agreement, but in no event shall any payment be made to the Participant in respect of any cash dividend or other distribution if the Record Date with respect to such cash dividend falls after the date on which the Participant incurs a Separation from Service. Any amount payable pursuant to this Section 3(b)(1) shall be paid to the Participant at the time the respective cash dividend or other distribution is paid to the holders of Company common stock, but in no event later than March 15 of the year following the year in which the Record Date with respect to such cash dividend or other distribution falls. Notwithstanding the foregoing, if the Participant is entitled to such cash dividend or other distribution as a result of holding shares of Company common stock issued with respect to a distribution made under Section 4 of this Plan on or after the Record Date but prior to the payment of the applicable cash dividend or other distribution (the “Distributed Shares”), then the Participant shall not also be entitled to receive a cash payment with respect to such cash dividend or distribution under this Section 3(b)(1) with respect to the Distributed Shares.
(2)    Changes in Capitalization. If any change shall occur in or affect shares of Company common stock on account of a merger, consolidation, reorganization, stock dividend, stock split or combination, reclassification, recapitalization, distribution to holders of shares of Company common stock (other than cash dividends) or such similar event (as determined by the Committee in its discretion), the Committee shall make such adjustments, if any, that it deems necessary or equitable in each Participant’s Plan Account in order to prevent the dilution or enlargement of the Participant’s benefits under the Plan.
(c)    Statements. As soon as practicable following the close of a calendar year, the Company shall furnish to each Participant having a Plan Account a statement setting forth the number of Deferred Units in his or her Plan Account at the close of such calendar year.
(d)    Nature of the Company’s Obligations/Participant’s Rights. The Company’s liability to pay the amount in a Participant’s Plan Account shall be reflected in its books of account as a general, unsecured and unfunded obligation, and the rights of a Participant or his or her designated beneficiary to receive payments from the Company under the Plan are solely those of a general, unsecured creditor. The Company shall not be required to segregate any of its assets in respect to its obligations hereunder, and a Participant or designated beneficiary shall not have any interest whatsoever, vested or contingent, in any properties or assets of the Company. Without limiting the generality or effect of the foregoing, a Participant shall have no voting rights with respect to Deferred Units.
(e)    No Trust. Nothing contained in the Plan and no action taken pursuant to the provisions hereof shall create or be construed to create a trust of any kind, or a fiduciary relationship between (i) the Company and the Committee (or any member thereof) and (ii) the Participant, his or her designated beneficiary or any other person.
(f)    Optional Trust. The Committee, at any time, may authorize the establishment of a trust for the benefit of the Participants, the assets of which are always subject to the claims of general

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creditors of the Company and containing such other terms and conditions as the Committee shall approve.
(g)    Vesting. The number of Deferred Units in a Participant’s Plan Account shall be vested and nonforfeitable on the same date that the corresponding Restricted Stock Units would have vested in accordance with the terms of the applicable Award Agreement.

Section 4.	Distributions in Respect of Plan Accounts.
(a)    Scheduled Distributions. Distributions in respect of a Participant’s Plan Account shall be made in accordance with the distribution option elected by such Participant in the Deferral Election (the “Distribution Election”). A separate Distribution Election shall apply to each Deferral Election. Subject to Section 4(b), the distribution options available under the Plan are as follows:
(1)    Separation from Service. Distribution as soon as practicable following the Participant’s Separation from Service as determined by the Company, but in no event later than December 31st of the year of the Participant’s Separation from Service. For purposes of this Plan, a Separation from Service shall mean the Participant’s “separation from service” with the Company as such term is defined in Treasury Regulation § 1.409A-1(h) and any successor provision thereto.
(2)    Date Certain. Distribution on a date fixed by the Participant in the Deferral Election (or in any Rollover Election as provided in Section 4(d) below).
(b)    Accelerated Distributions.
(1)    Death of Participant. If a Participant dies, the amount of the then-current balance credited to his or her Plan Account shall be distributed to the designated beneficiary of the Participant, or if there is no designated beneficiary or such beneficiary does not survive the Participant, such distribution shall be made to the estate of the Participant. Such distributions shall be made as soon as practicable following the date of the Participant’s death, but in no event later than December 31st of the year of the Participant’s death. Notwithstanding the foregoing, with respect to amounts deferred pursuant to a Deferral Election made in accordance with Section 2(b)(3) of this Plan, if the Participant dies prior to the date that is twelve months after the date of such Deferral Election, such Deferral Election shall not be given effect and such amounts shall be distributed to the beneficiary of the Participant in accordance with the terms of the applicable Award Agreement.
(2)    Financial Emergency. If a Participant encounters a severe and unforeseeable financial emergency, the Committee may authorize prompt distribution to the Participant of such portion of the amount in the Plan Account of the Participant as is required to meet the immediate financial need created by the emergency. For purposes hereof, financial emergency shall include a severe financial hardship resulting from a sudden and unexpected illness or accident of the Participant or a dependent, the loss of the Participant’s property due to casualty or any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, in each case as determined in the sole discretion of the Committee, provided, however, that no accelerated distribution shall be authorized unless such financial emergency constitutes an “unforeseeable emergency” within the meaning of Treasury Regulation § 1.409A-3(i)(3) or any successor provision thereto (an “Unforeseeable Emergency”). Without limiting the foregoing, distribution of the Participant’s

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Plan Account will not be made to the extent that any such hardship may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship) or by the cessation of deferrals under the Plan in accordance with the terms of the Plan. To apply for an accelerated payment by reason of financial emergency as aforesaid, the Participant shall furnish the Committee, in writing and in reasonable detail, with the relevant facts and information, and the determination of the Committee as to whether an Unforeseeable Emergency has occurred and whether an accelerated payment is warranted under this provision and the amount of any such payment shall be binding and conclusive.
(3)    Change in Control. If there is a Change in Control of the Company, then the amount of each Participant’s Plan Account shall be paid immediately to such Participant. Notwithstanding the foregoing, with respect to amounts deferred pursuant to a Deferral Election made in accordance with Section 2(b)(3) of this Plan, if a Change in Control occurs prior to the date that is twelve months after the date of such Deferral Election, such Deferral Election shall not be given effect and such amounts shall be distributed to the Participant in accordance with the terms of the applicable Award Agreement. For the purposes of the Plan, no Change in Control shall be deemed to occur unless there has been a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case within the meaning of Treas. Reg. § 1.409A-3(i)(5).
(c)    Designation of Beneficiary. A Participant shall have the right to designate a beneficiary for the purposes of receiving an accelerated distribution as provided in Section 4(b)(1) above at any time by furnishing the Company with a Beneficiary Designation Form. A Participant may change or revoke a beneficiary designation at any time and from time to time by furnishing a revised Beneficiary Designation Form to the Company.
(d)    Rollover Elections. A Participant may file an additional Deferral Election (a “Rollover Election”) with respect to any Deferred Units for which a distribution option under Section 4(a)(2) has previously been elected, provided that (i) such Rollover Election is filed at least twelve months before the distribution date specified in the prior Distribution Election, (ii) such Rollover Election specifies a distribution date at least five years later than the distribution date specified in the prior Distribution Election, and (iii) the requirements of Treasury Regulation Section 1.409A-2(b) are otherwise met.
(e)    Form of Distribution. Notwithstanding anything to the contrary in an Award Agreement, distribution of a Participant’s Plan Account shall be in the form of shares of Company common stock.

Section 5.	Miscellaneous Provisions.
(a)    No Assignment. The rights and interests of the Participants under the Plan may not be anticipated, assigned, transferred, pledged or encumbered, except upon death by virtue of the law of descent and distribution. Any attempt by the Participant so to anticipate, assign, transfer, pledge or encumber purported rights and interest shall be null and void.
(b)    No Service Contract/Bonus Commitment. The Plan does not constitute a service contract between the Company and the Participant. Neither the Plan nor the accrual of Deferred Units hereunder shall constitute an undertaking, express or implied, giving the Participant the right to remain

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in the service of the Company or interfere with the right of the Company and its stockholders to terminate the Participant’s service, nor giving the right to require the Participant to remain in its service or to interfere with the Participant’s right to terminate service. Participation in the Plan does not confer upon a Participant the right to receive an Award of Restricted Stock Units from the Company in any year.
(c)    Entire Plan. The Plan, collectively with the Equity Plan, any Deferral Election Form and any Beneficiary Designation Form, constitutes the entire understanding and agreement between the Participant and the Company in respect of the subject matter hereof, and neither party has relied on any representations of the other party except as expressly set forth herein.
(d)    Binding Effect. This Plan shall be binding upon and inure to the benefit of (i) the Company, its successors and assigns by merger, consolidation, purchase or otherwise, and (ii) the Participant and the heirs, executors, administrators and legal representatives of such Participant.
(e)    Amendment and Termination. The Company at any time and from time to time, but only in a manner that complies with Treasury Regulation § 1.409A-3(j)(4)(ix), may amend, modify, suspend, reinstate or terminate this Plan in whole or in part in such respects as it may deem advisable; provided, however, that no such amendment, modification, suspension, reinstatement or termination shall adversely affect the rights of a Participant with respect to the amount then credited to the Plan Account of such Participant. In the event that the Plan is terminated as described in Treasury Regulation Section 1.409A-3(j)(4)(ix), the balance in a Participant’s Plan Account shall be paid to such Participant or beneficiary, as applicable, in full satisfaction of all such Participant’s or beneficiary’s rights and benefits hereunder, pursuant to the applicable requirements of Treasury Regulation § 1.409A-3(j)(4)(ix).
(f)    Governing Law. The Plan shall be governed by and construed and interpreted in accordance with the laws of the State of California, including without limitation, the California statute of limitations, but without giving effect to the principles of conflict of laws of such State.
(g)    Section 409A Compliance. Notwithstanding any provision of the Plan to the contrary, if at the time of the Participant’s Separation from Service, the Participant is a “specified employee” as defined in Section 409A the Code, as reasonably determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any distributions that would otherwise be made hereunder as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the distributions hereunder until the date that is at least six (6) months following the Participant’s Separation from Service (or the earliest date permitted under Section 409A of the Code), whereupon the Company will make such distributions to the Participant that would have otherwise been previously made to the Participant under the Plan during the period in which such distributions were deferred. Thereafter, distributions will resume in accordance with the Plan. It is intended that this Plan shall be limited, construed and interpreted in accordance with Section 409A of the Code. It is also intended that to the extent that any payment or benefit described hereunder is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. No provision in this Plan shall be interpreted or construed to directly or indirectly transfer any liability for a failure to comply with Section 409A of the Code from a Participant or other individual to the Company, or any other individual or entity affiliated with the Company.

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(h)    Expenses of the Plan. All expenses of administering the Plan shall be borne by the Company.
(i)    Notice. Any notice in connection with the Plan shall be in writing and shall be delivered in person or by certified mail, return receipt requested. Any notice given by certified mail shall be deemed to have been given upon the date of delivery indicated on the certified mail return receipt, if correctly addressed.
(j)    Effective Date and Term. The Plan shall be effective as of the date this plan is adopted, and subject to Section 5(e) shall continue in effect until terminated by the Company.

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